Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 23, 2012, except for Notes 1 and 19 as to which the date is January 28, 2013, with respect to the consolidated financial statements of Gen-Probe Incorporated, for the year ended December 31, 2011, included in the Current Report on Form 8-K of Hologic, Inc., filed with the Securities and Exchange Commission on January 28, 2013, and which Form 8-K is incorporated by reference in the Registration Statement (Amendment 1 to Form S-4 No. 333-186252) and related Prospectus of Hologic, Inc. for the registration of $1,000,000,000 aggregate principal amount 6.25% Senior Notes due in 2020.

/s/ Ernst & Young LLP

San Diego, California

February 6, 2013